Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SILVACO GROUP, INC.
Silvaco Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
FIRST:    The name of the corporation is Silvaco Group, Inc. The corporation’s original name was Saratoga International, Inc.
SECOND:    The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 18, 2009 and most recently amended and restated pursuant to an Amended Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 18, 2013, as amended by the Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 29, 2024 (as so amended, the “Existing Certificate”).
THIRD:    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the Existing Certificate.
FOURTH:    The Existing Certificate shall be amended and restated to read in full as follows:
ARTICLE I
The name of the corporation is Silvaco Group, Inc. (the “Corporation”).
ARTICLE II
The registered agent and the address of the registered office in the State of Delaware are:
Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
County of New Castle
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV
A.    Classes of Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is FIVE HUNDRED AND TEN MILLION (510,000,000), of which (i) FIVE HUNDRED MILLION (500,000,000) shares shall be Common Stock, par value of $0.0001 per share (the “Common Stock”), and (ii) TEN MILLION (10,000,000) shares shall be Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then-outstanding shares of Common Stock, voting together as a single class, without the vote of the holders of Preferred Stock, unless a separate, additional vote of the holders of Preferred Stock, or of any series thereof, is expressly required pursuant to the Preferred Stock Designation (as defined below) established by the board of directors of the Corporation (the “Board”).
B.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, as determined by the Board. The Board is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue (each, a “Preferred Stock Designation”), to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof. The Board is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the Preferred Stock Designation otherwise provides, in case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless the Board provides to the contrary in the Preferred Stock Designation and to the fullest extent permitted by law, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.
C.    Common Stock.
1.    Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.
2.    Voting Rights. Except as otherwise required by law or certificate of incorporation of the Corporation, as amended from time to time (this “Certificate of Incorporation”), each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation. No holder of shares of Common Stock shall have the right to cumulative votes.
3.    Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.
ARTICLE V
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:
A.     Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Notwithstanding the foregoing, for so long as the Stockholder Agreement remains in effect and the Pesic Family owns (directly or indirectly), in the aggregate, at least 25% of the voting power of the then outstanding shares of capital stock of the Corporation, following the IPO Date, the prior written approval or consent of the Pesic Family shall be required for the Corporation to (either directly or indirectly through an Affiliate or otherwise or through one or a series of related transactions and whether by merger, consolidation, division, operation of law, or otherwise):
1.    implement any amendments to this Certificate of Incorporation or the Bylaws that would adversely affect the Pesic Family’s rights thereunder;
2.    (a) effect or consummate a Change of Control Event or (b) effect any other merger, consolidation, business combination, sale, or acquisition with a Person other than the Corporation and its subsidiaries, that results in changes in the rights or preferences of the holders of Equity Securities of the Corporation; and
3.    effect the liquidation, dissolution, or winding up of the business operations of the Corporation.
B.    Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
C.    Action by Stockholders. From and after the first date (the “Trigger Date”) on which the Pesic Family, ceases to beneficially own (directly or indirectly), in the aggregate, at least 50% of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.
D.    Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board or by the Chairman of the Board, the Chief Executive Officer, or the President of the Corporation. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
E.    Annual Meeting of Stockholders. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such date and time as the Board (or its designees) shall fix.
F.    Definitions. For purposes of this Article V, references to:
1.    “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, officer, director, or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such Person.
2.    “beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); “beneficially owns,” “beneficially owned,” and “beneficial ownership” will have corresponding meanings.
3.    “Change of Control Event” means, with respect to the Corporation, (i) the closing of the sale, transfer, or other disposition of all or substantially all of the Corporation’s assets or intellectual property (determined on a consolidated basis), (ii) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the then-outstanding Voting Securities of the Corporation (or voting securities of the surviving or acquiring entity)), (iii) any Person or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the then-outstanding Voting Securities of the Corporation, or (iv) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a

Person or group of affiliated Persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing and as a result of such closing, such Person or group of affiliated Persons would hold fifty percent (50%) or more of the then-outstanding Voting Securities of the Corporation (or voting securities of the surviving or acquiring entity); provided, however, that there shall not be a Change of Control Event hereunder if (A) the sole purpose of a transaction is to change the state of incorporation of the Corporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Corporation’s securities immediately prior to such transaction or (B) one or more the Pesic Family or, in the event the Pesic Family are deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act, one or more the Pesic Family, becomes the beneficial owner of fifty percent (50%) or more of the then-outstanding Voting Securities.
4.    “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Securities, by agreement, or otherwise. The terms “controls,” “controlled,” and “controlling” will have corresponding meanings.
5.    “Equity Securities” means, with respect to any Person, any shares of capital stock or equity of (or other ownership or profit interests in) such Person, any warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, any securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, or warrants, options, or other rights for the purchase or acquisition from such Person of such shares of capital stock or equity of (or other ownership or profit interests in) such Person, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation, and any other ownership or profit interests issued by such Person (including partnership or member interests therein), whether voting or nonvoting, and regardless of whether any such option, award, or right is vested or whether any conditions to the exercise of the rights conferred thereby have been met.
6.    “Governmental Authority” shall mean any federal, state, tribal, local, or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, administrative body, department, commission, board, bureau, agency, court, tribunal or instrumentality, arbitration panel, commission, or similar dispute resolving panel or body, or any applicable self-regulatory organization.
7.    “IPO Date” means May 13, 2024.
8.    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any Governmental Authority or any department, agency, or political subdivision thereof.
9.    “Pesic Family” shall mean Katherine Ngai-Pesic, Iliya Pesic, and Yelena Pesic, and each of their respective affiliates, collectively voting together as a single entity.

10.    “Stockholder Agreement” shall mean the Stockholder Agreement, dated as of April 12, 2024, by and among the Corporation and the Pesic Family (as the same may be amended, restated, supplemented, and/or otherwise modified from time to time in accordance with its terms).
11.    “Voting Securities” means the Common Stock and any other securities of the Corporation entitled to vote generally in the election of directors of the Corporation.
ARTICLE VI
A.    Number and Terms of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall have a term of office that expires at each of the Corporation’s annual meeting of stockholders following the effectiveness of the filing of this Certificate of Incorporation, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (ii) if authorized by a resolution of the Board, directors may be elected to fill any vacancy on the Board, regardless of how such vacancy shall have been created.
B.    Quorum. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board, and, except as otherwise expressly required by law or by this Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.
C.    Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office, or other cause shall, unless otherwise required by law or determined by the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
D.    Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
E.    Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.
ARTICLE VII
The Board is expressly authorized to adopt, amend, or repeal the Bylaws. Any adoption, amendment, or repeal of the Bylaws by the Board shall require the affirmative vote of a majority of the Whole Board. The stockholders shall also have power to adopt, amend, or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt, amend, or repeal any provision of the Bylaws.
ARTICLE VIII
A.    Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL hereafter is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.
B.    Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees, and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors, or otherwise.
C.    Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.
ARTICLE IX
A.    Exclusive Forum; Delaware Chancery Court. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought in the name or right of the Corporation or on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of any fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action or proceeding arising or asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, any Preferred Stock Designation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or Bylaws, or (v) any action or proceeding asserting a claim governed by the internal affairs doctrine. If any action, the subject matter of which is within the scope of this Section, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder, in each case, to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.
B.    Exclusive Forum; Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section.
C.    Equitable Relief. Failure to enforce the provisions contained in this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
ARTICLE X
Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend in any respect or repeal this Article X or any of Articles V, VI, VII, VIII, or IX.

ARTICLE XI
The effective date of this Amended and Restated Certificate of Incorporation shall be May 13, 2024.
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IN WITNESS WHEREOF, the Corporation has caused this amended and restated certificate to be signed by its Chief Executive Officer this 10th day of May, 2024.

SILVACO GROUP, INC.

By:	/s/ Babak Taheri
Babak Taheri, Chief Executive Officer